Exhibit 10.1

C O N F I D E N T I A L

August 28, 2020

Eric Templin, CEO

Communication Wiring Specialists, Inc.

8909-F Complex Dr.,

San Diego, CA 92123

RE:       Binding Letter of Intent; Communication Wiring Specialists, Inc.

Dear Mr. Templin:

I am pleased to present to you, on behalf of Focus Universal Inc. (“Focus Universal”), this binding letter of intent and the attached exhibit A (collectively, this “LOI”) setting forth the basic terms and conditions under which a New Corporation subsidiary formed by Focus Universal proposes to purchase 100% of the outstanding equity of Communication Wiring Specialists, Inc., a California S-corporation (“CWS”) (the “Proposed Transaction”) (each a “Party” and collectively, the “Parties”). Our proposal is described in detail below.

The proposed stock purchase is based upon our discussions, a review of certain financial information that CWS has provided, the assumption that CWS’s business (the “Business”) and its operations and assets will be maintained in not less than their existing condition at all times prior to the closing of the Proposed Transaction (the “Closing”). We at Focus Universal believe that the Proposed Transaction is an excellent opportunity for the securityholders of CWS (the “Securityholders”) and Focus Universal.

This LOI supersedes and replaces in its entirety any previous offer by Focus Universal to acquire the assets of CWS. We intend this LOI to represent the preliminary basis for proceeding to a definitive purchase agreement (the “Purchase Agreement”) and related collateral agreements (collectively, the “Definitive Documentation”). Upon CWS’s acceptance of this LOI, we will simultaneously (i) instruct our law firm, Wilson Bradshaw, LLP, to commence drafting the Definitive Documentation and (ii) conduct a customary due diligence investigation (“Due Diligence”) in accordance with Paragraph 11 of exhibit A. Additionally, we will work with CWS to develop a timeline to work towards a timely Closing. This proposal is expressly subject to satisfactory completion of both the Due Diligence and the Definitive Documentation, the terms of which will need to be acceptable to the Parties.

Upon signing of LOI, Focus Universal shall put One Hundred Thousand Dollars ($100,000) of the Purchase Price into an escrow account (the “Escrow”) maintained by Allison-McCloskey Escrow Company (the “Escrow Agent”), located at 4820 El Cajon Blvd., San Diego, California 92115; Tel: (619) 583-5110; Fax: (619) 583-7190. Focus Universal will be responsible for and pay the Escrow Agent’s fees. The Deposit will be credited against the Purchase Price (as defined in Paragraph 1 of exhibit A) at Closing. If the Closing does not occur, the Deposit will be retained by CWS or Focus Universal as further described in Exhibit A.

Focus Universal is prepared to move forward with all due speed and urgency in order to achieve a timely Closing. We look forward to having the opportunity to work together to achieve that objective.

Sincerely,

/s/ Desheng Wang

Desheng Wang, CEO

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EXHIBIT A

Terms of the Proposed Transaction

1.	Purchase Price. Focus Universal would purchase 100% of CWS’s outstanding shares, or, alternatively, substantially all of CWS’s assets for an aggregate purchase price of a minimum of Five Million Dollars ($5,000,000) (the “Purchase Price”), subject to certain adjustments, as mutually agreed, in the event that due diligence is not satisfactory. In the event that Focus Universal enters into an asset sale, merger, recapitalization or other transaction which causes a change in control (a “Liquidity Event”), the acquiring third party or controlling entity (the “Control Party”) of Focus Universal will be bound by the terms of the Definitive Documentation. Focus Universal shall pay the Purchase Price to the Securityholders as follows:

a.	Cash Upon Closing. Upon the Closing, Focus Universal shall fund a lump sum cash payment of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) to the Securityholders.

b.	Earn-Out. Focus Universal shall pay Eric Templin an earn-out payment (the “Earnout”) subject to the following terms and conditions:
•	Subject to the third bullet below, in the event that Gross Profit (as defined below) as determined in the Definitive Documentation (the “Earnout Metric”) of the Business for the period beginning on the day after the Closing date (the “Closing Date”) and ending twelve (12) months thereafter (the “First Earnout Calculation Period”) is at least 90% of the Earnout Metric of the Business for the year ended December 31, 2019, then Focus Universal shall pay Eric Templin cash consideration equal to One Hundred Twenty Five Thousand Dollars ($125,000) as long as he is employed full time.
•	Subject to the third bullet below, in the event that the Earnout Metric of the Business for the period beginning on the day after the First Earnout Calculation Period and ending twelve (12) months thereafter is at least 90% of the Earnout Metric of the Business for the year ended December 31, 2019, then Focus Universal shall pay Eric Templin cash consideration of equal to One Hundred and Twenty Five Thousand Dollars ($125,000) as long as he is employed at least 20 hours/week.
•	In the event that the Earnout Metric of the Business for the First Earnout Calculation Period is Five Hundred Thousand Dollars ($500,000) or more than the Earnout Metric of the Business for the year ended December 31, 2019, then Focus Universal shall pay Eric Templin the full cash consideration of Two Hundred and Fifty Thousand Dollars ($250,000).
•	Notwithstanding the above, if Eric Templin’s employment is terminated by CWS without cause or by Eric Templin for Good Reason (as defined below), Eric Templin will receive the Two Hundred and Fifty Thousand Dollars ($250,000) Earnout (or any balance thereof) immediately upon termination. “Good Reason” will mean the occurrence of any of the following, in each case during Eric Templin’s employment term without the Eric Templin’s prior written consent: (a) a reduction in Eric Templin’s base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (b) a relocation of Eric Templin’s principal place of employment by more than twenty-five (25) miles; (c) any material breach by the employer of any provision of Eric Templin’s employment agreement or any material provision of any other agreement between Eric Templin and the employer; and (d) a material, adverse change in Eric Templin’s authority, duties, or responsibilities (other than temporarily while Eric Templin is physically or mentally incapacitated or as required by applicable law).
•	For purposes of the Earnout, “Gross Profit” would mean the gross profit of the Business, as determined in accordance with CWS’s 2019 income statement of $3.58M.

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2.	Capitalization of CWS.

a.	CWS will be capitalized with exactly One Million Dollars ($1,000,000) which shall include cash, inventory, accounts receivables and accounts payable. Of the One Million Dollars, a minimum of Two Hundred Thousand Dollars ($200,000) must be in the form of cash (not including customer deposits), 80% of inventory and will not include inventory under $25 in asset value, captive account valued at 60% of the gross value and, subject to clause b. of this Paragraph 2, the accounts receivables will be current and thirty (30) days aging accounts receivable on the CWS accounts receivable report prior to Closing (the “Current Accounts Receivable”) (the “Working Capital”).

b.	If the Current Accounts Receivable is not enough to achieve One Million Dollars ($1,000,000) of Working Capital then the amount will be offset with cash to complete the One Million Dollars ($1,000,000) of Working Capital to be delivered to Focus Universal. However, if the Working Capital is in excess of One Million Dollars ($1,000,000) the Securityholders will retain the excess Working Capital.

c.	Any accounts receivable in excess of the Current Accounts Receivable referred to in 2(a) the “Excluded Accounts Receivable”) will be retained and collected by Securityholders. Focus Universal will cause all Excluded Accounts Receivable to be assigned to Securityholders without recourse, on Securityholders’ payment of those accounts. If the Excluded Accounts Receivables are not collected within 90 days, CWS will assign the Receivables to Eric Templin personally to collect without use of any Company resources.

d.	Within one (1) business days before the Closing, Securityholders will delivery to Focus Universal a schedule of all Current Accounts Receivable and Excluded Accounts Receivable.

e.	From and after the Closing, as Focus Universal or any of its affiliates receives or collects any funds relating to any Excluded Accounts Receivable, Focus Universal or its affiliate shall remit such funds to Securityholders within five (5) business days after its receipt thereof.

3.	Outstanding Liabilities of CWS.

a.	As of the Closing, all of the CWS’s outstanding loans, including all SBA loans and/or any other loans outstanding that are directly related to the CWS’s business, shall be satisfied in full and extinguished.

b.	At or promptly after Closing, Securityholders will be removed from any and all personal guarantees Securityholders’ provided for CWS’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes) (collectively, the “Personal Guarantees”).

c.	From and after Closing, Focus Universal will indemnify and hold harmless the Securityholders for any liability arising from operation of the business incurred by the Securityholders by reason of the Securityholders’ execution of the Personal Guarantees.

4.	Payroll. CWS shall be obligated to pay all employees up to the date of the Closing (the “CWS Payroll Obligations”). The CWS payroll Obligations shall be fully paid up and will not be paid out of the Working Capital. Securityholders will pay the CWS Payroll Obligations on CWS’s first regular pay date after the one-week anniversary of the Closing Date. For example, if the Closing Date is November 1, 2020, Securityholder will pay the CWS Payroll Obligations on CWS’s first regular pay date after November 8, 2020.

5.	Work In Progress. On-going jobs shall be settled as of the day of Closing. Securityholders will get paid for work performed up to the end of the business day prior to Closing. Securityholders shall provide a detailed list of work-in-progress prior to Closing. Focus Universal and Securityholders will allow for sixty (60) days after Closing to settle agreeable project totals. This may include and is not limited to items such as invoices that Securityholders needs to process for progressive or completed work, sorting out retention totals, and bills that may take time to come to Securityholders from purchases from suppliers or other sources. This will be finalized in the purchase agreement. From and after the Closing, if Focus Universal or any of its affiliates receives or collects any funds relating to any Work In Progress Receivables for work performed up to the end of the business day prior to Closing, Focus Universal or its affiliate shall remit such funds to Securityholders within five (5) business days after its receipt thereof.

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6.	Excluded Assets. The following assets or properties of CWS will be excluded from the transaction and will be transferred by CWS to the applicable Securityholders prior to Closing:

a.	The Excluded Accounts Receivable.
b.	Season tickets for the Padres and Sockers.
c.	Six cell phones for the Templin family.
d.	Three vehicles consisting of 2008 Toyota Solara, 2011 Toyota Sequoia, and 2015 Lexus SUV.
e.	Company credit cards and all associated perk points, consisting of hundreds of thousands of points.
f.	Other personal property, including, but not limited to, artwork, Securityholders computers, memorabilia, etc.

7.	Management and Employment Agreement. Focus Universal shall offer an employment agreement to Eric Templin to serve as Executive Manager of CWS subsequent to the Closing (the “Employment Agreement”). The Employment Agreement will last no longer than two (2) years and provide for the following: (i) a negotiated compensation package with a $150,000 base annual salary plus bonus incentives and commissions and (ii) standard non-compete and non-solicitation restrictive covenant provisions with terms lasting no longer than sixty (60) months after Closing. Eric Templin shall also be granted options to purchase equity, on a fully diluted basis, of Focus Universal. Such equity shall be time-vested with the vesting schedule starting upon the Closing of the acquisition. At the conclusion of 12 months of the Employment Agreement, both parties will have the mutually agreeable option to move Eric Templin in a full-time capacity with a $175,000 base annual salary plus bonus incentives and commissions. Eric will also have the option to continue his remaining 12 months in a part-time consulting role at $75,000 base annual salary for 20 hours a week at his sole discretion.

8.	Taxes. The Seller will be responsible for their portion of the 2020 tax payment and file a final return or equivalent prior to Closing.

9.	Audit.

a.	Immediately upon expiration of the Due Diligence Period (as defined in Paragraph 11 below), and subject to the Auditor (as defined below) agreeing in writing to be bound by the confidentiality provisions described in Paragraph 15 of this LOI, Focus Universal may have conducted, and agrees to pay for the full cost of, a financial statement audit of CWS (the “Audit”). Focus Universal agrees to engage Brian Rusywick at BF Borgers for the purpose of the Audit. Securityholders will provide full cooperation to the Auditor to ensure that the Auditor receives all requested financial materials.

b.	If the Auditor’s Audit report does not indicate CWS’s financial statements present fairly, in all material respects, the financial position of CWS as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States, Focus Universal may terminate this LOI and the Deposit will be returned to Focus Universal.

10.	Definitive Documentation. Wilson Bradshaw, LLP shall be responsible for preparing and delivering to Focus Universal and CWS initial drafts of the Definitive Documentation within thirty (30) days after the date hereof. The Definitive Documentation shall include:

a.	The Purchase Agreement shall incorporate the concepts summarized in Paragraphs 1 through 8 of this LOI, and all other representations, warranties, indemnities and other terms and conditions customary for similar transactions, including, but not limited to:

i.	CWS shall make customary representations and warranties as to:

•	the accuracy and completeness of financial statements of CWS;
•	matters relating to the state of CWS including, without limitation, detailed schedules concerning assets, required consents, contracts, licenses, permits, liabilities, pending and threatened litigation, liens, title exceptions and other matters as may be reasonable for a transaction of this type;
•	the accuracy and completeness of CWS’s customer, pricing and revenues information (by year and by customer) for the twelve months preceding the Closing Date; and
•	such other matters as are customary in transactions of this type.

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ii.	The representations and warranties will survive the Closing for a period of eighteen (18) months.

iii.	CWS and Securityholders will indemnify Focus Universal from and against:

•	any inaccuracy in or breach of any of the representations or warranties of CWS and Securityholders contained in the Purchase Agreement; or
•	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by CWS and Securityholders pursuant to the Purchase Agreement.

iv.	Focus Universal will indemnify CWS and Securityholders from and against:

•	any inaccuracy in or breach of any of the representations or warranties of Focus Universal contained in the Purchase Agreement; or
•	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Focus Universal pursuant to the Purchase Agreement.

v.	Each party’s indemnification obligations will be subject to certain limitations, including, but not to limited to:

•	Deductible basket for breaches of representations and warranties, other than Fundamental Representations, equal to Fifty Thousand Dollars ($50,000). “Fundamental Representations” for CWS and Securityholders will consist of representations regarding title to CWS shares, CWS and Securityholder authority and CWS capitalization. “Fundamental Representations” for Focus Universal will consist of representations regarding Focus Universal authority.
•	Cap for breaches of representations and warranties, other than Fundamental Representations, equal to Two Hundred and Fifty Thousand Dollars ($250,000) (i.e. 5% of Purchase Price).
•	Cap for breaches of Fundamental Representations covenants, equal to One Million Dollars ($1,000,000) (i.e. 20% of Purchase Price).
•	Set off against insurance proceeds received by the indemnified party.
•	The indemnified party’s duty to mitigate damages.
•	Absent fraud, the indemnification provisions in the Purchase Agreement will be the indemnified party’s sole and exclusive remedy regarding any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in or otherwise relating to the subject matter of the Purchase Agreement.

b.	The Employment Agreement; and

c.	Non-compete/non-solicitation agreements with restrictive covenants lasting no longer than sixty (60) months after Closing, which are to be executed by Eric Templin and Richard Templin.

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11.	Due Diligence.

a.	For a period of seven (7) days after the Acceptance Date (as defined below) (the “Due Diligence Period”) and subject to the confidentiality provisions described in Paragraph 15 of this LOI,, Focus Universal, at its own expense, shall conduct Due Diligence investigation (the “Due Diligence Investigation”) on all aspects of CWS including its prospects, market, business, assets, contracts, customers, suppliers, key employees, rights, liabilities, marketing, legal, regulatory and environmental compliance. Subject to the confidentiality provisions described in Paragraph 15 of this LOI, during the Due Diligence Period, CWS agrees to provide Focus Universal and its accountants, attorneys, lenders, financing sources, consultants and other agents and representatives (each a “Representative,” collectively, the “Representatives”) complete access, at reasonable times and in reasonable places and in a reasonable manner, to CWS’s facilities, books and records, and to cause CWS’s Representatives to cooperate fully with Focus Universal in its investigation. At no time shall Focus Universal be under an obligation to continue with the Due Diligence Investigation or the Definitive Documentation if, at any time, the results of the Due Diligence Investigation are not satisfactory to Focus Universal for any reason at its sole discretion. Focus Universal shall use its good faith efforts to coordinate the Due Diligence to minimize the number and length of on-site investigations and any other disruptions of CWS’s normal operations. All on-site visits and meetings with customers and suppliers as identified by CWS shall be scheduled and approved by Eric Templin in advance; and shall take place within one (1) week of Closing. Focus Universal will conduct all on-site visits and meetings with key employees post-Closing. For the avoidance of doubt, and without limiting Focus Universal’s obligations under Paragraph 15 of this LOI, Focus Universal shall not, and shall not permit any of its Representatives to, without the prior written consent of Eric Templin, disclose to any CWS employee: (a) the fact investigations, discussions, or negotiations are taking or have taken place concerning the Proposed Transaction, including the status thereof; or (b) any terms, conditions, or other matters relating to the Proposed Transaction.

b.	If Focus Universal is dissatisfied with Due Diligence Investigation for any reason or no reason whatsoever, then Focus Universal will have the right to terminate this LOI upon written notice to LOI delivered at any time prior to 5:00 p.m. pacific time on the last day of the Due Diligence Period, in which event the Deposit will be returned to Focus Universal, this LOI will terminate, and the Parties will have no further liability hereunder (except with respect to Paragraph 15 of this LOI, which will survive termination of this LOI). If Focus Universal does not so notify Securityholders of its election to terminate this LOI prior to 5:00 p.m. pacific time on the last day of the Due Diligence Period, Focus Universal will be deemed to have elected to proceed to Closing, subject to the terms and conditions of the Definitive Documentation. If Focus Universal elects, or is deemed to elect, to proceed to Closing, the Escrow Agent will release the Deposit to Securityholders, and the Deposit will be non-refundable unless Focus Universal elects to terminate this LOI pursuant to Paragraph 9(b) (Audit) above.

c.	Subject to the confidentiality provisions described in Paragraph 15 of this LOI, prior to the Closing, CWS shall also provide access, upon mutually agreeable terms to CWS and Focus Universal, to CWS’s key executives, employees, customers and suppliers; provided, however, that CWS shall organize and schedule meetings with such CWS’s key executives, employees, customers and suppliers and shall be in attendance when such meetings occur.

12.	Conditions to Closing. Focus Universal’s obligation to consummate the Proposed Transaction shall be subject to customary conditions, including, without limitation:

a.	completion of its Due Diligence Investigation pursuant to Paragraph 11(a) above;

b.	the Auditor’s Audit report must indicate CWS’s financial statements present fairly, in all material respects, the financial position of CWS as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States;)

c.	major clients (i.e. the top five customers by revenue for the twelve (12) month period before Closing) indicating that they are unwilling to work with Focus Universal for whatever reason;

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d.	All Material (as defined below) business or professional licenses to run the Business;

e.	CWS being Materially compliant with state or federal law;

f.	CWS not be subject to Material environmental or other Material hazardous liabilities;

g.	CWS not being involved in any actual Material union or labor disputes;

h.	CWS not having any Material state, local, or federal unpaid taxes at Closing, or CWS being subject to any Material liens or assessments against the Business,

i.	absence of Material pending or threatened litigation against CWS and/or any assets of CWS, or pending or threatened claims that could otherwise Materially adversely affect CWS, its operations and the Business, and/or the Definitive Documentation or the transaction contemplated therein;

j.	absence of any Material adverse changes in CWS’ business, financial condition, prospects, receivables, assets or operations since July 31, 2020, or other mutually acceptable date by the Parties.

k.	receipt of any and all Material consents required to affect the Proposed Transaction, including, specifically, any consents related to any and all material contracts with customers of the Business;

l.	approval of the Proposed Transaction, which shall be made by Focus Universal’s Board of Directors;

m.	renewal and/or extension on satisfactory terms of any material contracts which are presently under negotiation;

n.	Focus Universal’s receipt of a mutually acceptable non-compete, non-solicitation, and employment agreements executed by Eric Templin; and

o.	other customary terms and conditions typically required for a transaction such as the Proposed Transaction.

For purposes of clauses (d) though (k) above, “Material” or “Materially” means the magnitude of an omission or misstatement of accounting or other information that, in the light of surrounding circumstances, makes it probable the judgment of a reasonable person relying on the information would have been changed or influenced by the omission or misstatement.

13.	Exclusive Dealing. CWS agrees that, upon execution hereof by both Parties, it shall cease and it shall cause its Securityholders and Representatives to cease any and all discussions with any third parties relating to the acquisition or disposition of equity or all or part of the assets of CWS whatsoever, whether through direct purchase and sale, merger, consolidation or other business combination, and CWS, its Securityholders and Representatives shall not resume any such discussions until the earlier to occur of (i) the termination of this LOI pursuant to Paragraph 19.a.1. or 19.a.i.2; (ii) the execution of the Definitive Documentation; (iii) Wilson Bradshaw, LLP’s failure to deliver Definitive Documentation in accordance with the terms and conditions of this LOI; and (iv) the Parties’ failure to consummate the transactions contemplated herein by November 30, 2020 (the “Exclusive Period”). CWS may extend the Exclusive Period by consecutive periods of fifteen (15) business days provided that the Parties are progressing, in good faith, towards the consummation of the transactions contemplated herein, as determined in CWS’s sole discretion. During the Exclusive Period, CWS shall not, directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of part or all of the assets of CWS or any units or other interests in CWS whatsoever, whether through direct purchase, merger, consolidation or other business combination. Additionally, CWS shall inform Focus Universal of any such solicitation.

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14.	Conduct of Business. During the period from the Acceptance Date until the earlier of (i) execution of the Definitive Documentation or (ii) termination of this LOI, CWS shall conduct business only in the ordinary course consistent with historical practice and shall not engage in any extraordinary transactions without Focus Universal’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Specifically, CWS shall not, outside of the ordinary course of business, make any expenditure in an amount greater than $100,000 nor enter into any agreement obligating CWS that has a term longer than one year without Focus Universal’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

15.	Confidentiality.

a.	Except as and only to the extent permitted in this Paragraph 15, Focus Universal will not disclose Confidential Information (as defined below) regarding CWS or the Proposed Transaction.

b.	Disclosure of Confidential Information by Focus Universal shall be limited only to its Representatives who agree to be bound by this Paragraph and only to the extent necessary to permit such Representatives to assist Focus Universal in evaluating the Proposed Transaction. In addition, Focus Universal will not use and will cause and direct its Representatives not to use any Confidential Information for any reason whatsoever other than in connection with its evaluation of the Proposed Transaction.

c.	For purposes of this Paragraph 15, “Confidential Information” means any information relating to or concerning CWS and its Business including, without limitation, its customer lists, customer contact names, the nature and scope of work performed for such customers and all pricing and cost information. Confidential Information shall not include information that (1) is generally available to or known by the public other than as a result of improper disclosure by Focus Universal or any of its Representatives, or (2) becomes available to Focus Universal or its Representatives from another source on a non-confidential basis provided that such other source is not in violation of any other obligation of confidentiality or misuse.

d.	Upon the earlier of (i) CWS’s written request; (ii) termination of the LOI or (iii) termination of the Purchase Agreement, Focus Universal promptly shall return to CWS, or destroy (at CWS’s option), all Confidential Information regardless of the medium in which such Confidential Information is stored.

e.	Focus Universal may disclose to its Representatives, the tax treatment and tax structure of the Proposed Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Focus Universal relating to such tax treatment and tax structure; provided that the confidentiality and use provisions of this Paragraph 15 shall continue to apply to such information.

f.	If Focus Universal or any of its Representatives is required to disclose any Confidential Information, by law, regulation, or legal or regulatory process, Focus Universal shall: (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting the Confidential Information not be disclosed to non-parties or the public; (b) give CWS prompt prior written notice of such request or requirement so CWS may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) cooperate with CWS, at CWS’s sole cost and expense, to obtain such protective order. If such protective order or other remedy is not obtained, Focus Universal (or such other persons or entities to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of Focus Universal’s counsel, is legally required to be disclosed and, upon CWS’s request, use its best efforts to obtain assurances confidential treatment will be accorded to such information.

g.	Except for such disclosure as is necessary, in the written opinion of the Focus Universal’s counsel, to not to be in violation of any applicable law, regulation, order, or other similar requirement of any governmental, regulatory, or supervisory authority, Focus Universal will not, and will not permit any of its Representatives to, without the prior written consent of CWS, disclose to any person or entity: (i) the fact Confidential Information has been made available to Focus Universal or its Representatives or that Focus Universal or its Representatives has received or inspected any portion of the Confidential Information; (ii) the existence or contents of this LOI; (iii) the fact investigations, discussions, or negotiations are taking or have taken place concerning the Transaction, including the status thereof; or (iv) any terms, conditions, or other matters relating to the Proposed Transaction.

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h.	Focus Universal will be responsible for any breach of this Paragraph 15 by any of its Representatives (including, but not limited to, the Auditor).

i.	Nothing in this Paragraph 15 shall replace, diminish, or otherwise adversely affect any of Focus Universal’s covenants and obligations in that certain Buyer Acknowledgement of Introduction and Confidentiality Agreement dated September 17, 2019 executed by Focus Universal (the “Confidentiality Agreement”).

16.	Costs and Brokers. Each Party hereto shall be responsible for and bear all of its own costs and expenses (including, without limitation, any fees and charges by Representatives) incurred in preparing and negotiating this LOI and the Definitive Documentation, or otherwise in connection with the Proposed Transaction and the consummation thereof. Each Party represents to the other Party that such Party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the Proposed Transaction that would constitute a liability of the other Party. Each Party does hereby covenant and agree to indemnify, protect, defend and hold harmless the other Party from and against all liability, cost, loss, damage or expense, including reasonable attorneys’ fees and costs, in relation to any claim or action seeking the payment of any brokerage commission or finder’s fee for which the indemnifying Party incurred liability. This Paragraph 16 is intended to be solely for the benefit of the Parties hereto and may not be relied upon by any person or entity not a Party to this LOI.

17.	Consents. The Parties shall use commercially reasonable efforts to obtain all necessary consents and approvals, and to comply with all other legal and/or contractual requirements for the execution and consummation of the Definitive Documentation.

18.	Closing. The Closing is currently anticipated to take place on or before October 31, 2020, unless mutually extended by the Parties.

19.	Termination; CWS Termination Fee; Limitation on Liability.

a.	Termination.

i.	This LOI (A) will automatically terminate on the earlier of (x) execution of the Purchase Agreement by Focus Universal and the Securityholders (and CWS, if required) or (y) November 30, 2020, without liability to either Party (including payment of the Termination Fee (as defined below)), and (B) may be otherwise be terminated without liability to either Party other than liability for a Party’s fraud or for a breach of the binding provisions of this LOI as follows:

1.	by mutual written consent of CWS and Focus Universal;

2.	by Focus Universal, at any time between the Acceptance Date and execution of the Definitive Documentation, if Focus Universal is not satisfied, in its sole discretion, with any aspect of the terms of the Proposed Transaction; or

3.	by CWS, at any time between the Acceptance Date and execution of the Definitive Documentation, if CWS is not satisfied in its sole discretion with any aspect of the terms of the Proposed Transaction.

ii.	Notwithstanding termination of this LOI, (a) provisions in this LOI regarding the Deposit; (b) Paragraph 13 (Exclusive Dealing) if terminated per Paragraph 19.a.i.3. and only until November 30, 2020; (c) Paragraph 15 (Confidentiality); (d) Paragraph 16 (Costs and Brokers); (e) Paragraph 19.b. (CWS Termination Fee); (f) Paragraph 19.c. (Limitation on Liability); and (g) Paragraph 20 (Miscellaneous) will survive the termination of this LOI and the termination of this LOI will not affect any rights any Party has with respect to the breach of this LOI by another Party prior to such termination.

b.	CWS Termination Fee. If (a) upon expiration of the Due Diligence Period, Focus Universal elects, or is deemed to elect, to proceed to Closing; (b) the Auditor’s Audit report indicates CWS’s financial statements present fairly, in all material respects, the financial position of CWS as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States; and (c) thereafter, CWS terminates this LOI without reasonable reason, then, CWS will pay Focus Universal, within ten (10) days of termination, the lesser of: (i) Fifty Thousand Dollars ($50,000) or (ii) an amount equal to 100% the Auditor’s fees for the Audit (the “Termination Fee”). If the Proposed Transaction does not Close for any other reason, then each Party will be reasonable and pay for their own expenses in accordance with Paragraph 16 above, including the cost of the Audit.

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c.	Limitation on Liability in Connection with LOI.

i.	CWS and Securityholders. Notwithstanding anything in this LOI to the contrary:

A.	NEITHER CWS NOR THE SECURITYHOLDERS ARE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS LOI, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT CWS AND THE SECURITYHOLDERS WERE ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

B.	CWS AND THE SECURITYHOLDERS’ AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS LOI, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WILL NOT EXCEED THE AMOUNT OF THE TERMINATION FEE.

ii.	Focus Universal. Notwithstanding anything in this LOI to the contrary:

A.	EXCEPT FOR FOCUS UNIVERSAL’S BREACH OF (1) THE PROVISIONS IN PARAGRAPH 15 OF THIS LOI (CONFIDENTIALITY) OR (2) THE CONFIDENTIALITY AGREEMENT, FOCUS UNIVERSAL IS NOT LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS LOI, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT CWS AND THE SECURITYHOLDERS WERE ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

B.	EXCEPT FOR FOCUS UNIVERSAL’S BREACH OF (1) THE PROVISIONS IN PARAGRAPH 15 OF THIS LOI (CONFIDENTIALITY) OR (2) THE CONFIDENTIALITY AGREEMENT, FOCUS UNIVERSAL’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS LOI, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WILL NOT EXCEED THE AMOUNT OF THE TERMINATION FEE.

20.	Miscellaneous. This LOI shall be governed by California law without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California. The Parties agree any suit, action, or proceeding based on any matter arising out of or in connection with this LOI will be brought in the federal courts of the United States of America or the courts of the State of California, in each case located in the City of San Diego, State of California. Each Party irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding. Should a dispute arise in relation to this LOI, the non-prevailing Party shall pay all reasonable attorney’s fees and costs incurred by the prevailing Party in relation to such dispute. The words “include” and “including” herein shall be deemed to mean “including without limitation.” The headings of the various paragraphs of this LOI have been inserted for reference only and will not be deemed to be a part of this LOI. This LOI may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same LOI. A signed copy of this LOI delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this LOI.

21.	Authorization. CWS and Focus Universal are authorized to execute and deliver this LOI.

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22.	Binding Agreement. Except as set forth in this paragraph 22, this LOI is legally binding on the Parties. This LOI is expressly subject to, among other things:

a.	The consummation of the Proposed Transaction is subject to the negotiation, execution and delivery of mutually satisfactory Definitive Documentation, satisfactory completion of Due Diligence Investigation in accordance with Paragraph 11 hereof, and the approval by the board of directors of Focus Universal of the transactions contemplated by this LOI.

b.	Unless and until Definitive Documentation between CWS and the Securityholders, on the one hand, and Focus Universal, on the other hand, has been executed and delivered regarding the Proposed Transaction, neither CWS, the Securityholders or Focus Universal will be under any legal obligation of any kind whatsoever regarding the Proposed Transaction, including any obligation (a) to consummate a Proposed Transaction.

c.	CWS and the Securityholders reserve the right, in their sole discretion, at any time and for any reason or no reason, to reject any and all proposals made by Focus Universal or on its behalf with regard to the Proposed Transaction, to terminate discussions and negotiations with Focus Universal at any time with the understanding of the costs owed to each party outlined in 19(b).

Please sign and date this LOI in the space provided below to confirm your agreement to the provisions of this LOI and return a signed copy to me by email to desheng@focusuniversal.com by August 31, 2020.

[SIGNATURES FOLLOW ON NEXT PAGE]

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If I do not so receive a signed copy of this LOI by the above-referenced date and time, this LOI and the offer extended herein automatically shall be deemed retracted and null and void.

Sincerely,

Focus Universal

By:

/s/ Desheng Wang

Desheng Wang

CEO

Understood and agreed to on this 31 day of August, 2020 (the “Acceptance Date”) by:

Communication Wiring Specialists, Inc.

By:

/s/ Eric Templin
Eric Templin

President

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